UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 31, 2006

HOLLY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-03876 (Commission File Number)	75-1056913 (I.R.S. Employer Identification Number)

100 Crescent Court, Suite 1600 Dallas, Texas	75201-6915 (Zip code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 871-3555
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Holly Corporation (including its subsidiaries, collectively, the “Company”) recently made the Company’s first sales of sulfur credits under the environmental laws. A total of 65,000 credits were sold for $10.3 million and the Company is considering the sale of up to 10,000 additional credits. Amounts from the recent sales will benefit the Company’s pre-tax income for the quarter that ends June 30, 2006.
The Company has generated and expects to continue to generate sulfur credits because the Company’s Navajo Refinery is making gasoline that is substantially lower in sulfur than required by EPA regulations. Approximately 160,000 credits were generated in 2004 and 2005 and the Company expects to generate approximately 70,000 additional credits per year through 2010. Under the environmental laws, the Company’s sulfur credits can either be used by the Company or be sold to a qualified purchaser to permit the production of gasoline that is higher in sulfur than what would otherwise be allowed.
The Company has not determined how and when further sulfur credits will be sold or used in the Company’s future operations. Since the price for sulfur credits is determined by market forces from time to time and the market for sulfur credits at this point is undeveloped and illiquid, it is not possible for the Company to predict how much would be realized from any future sales of credits.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this Current Report on Form 8-K relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOLLY CORPORATION
By:	/s/ Scott C. Surplus
Scott C. Surplus
Vice President, Financial Reporting

Date: May 31, 2006